As filed with the Securities and Exchange Commission on November 3, 2026
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
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UnitedHealth Group Incorporated
(Exact name of registrant as specified in its charter)

Delaware		41-1321939
(State or other jurisdiction of incorporation or organization)		(I.R.S. Employer Identification Number)
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1 Health Drive Eden Prairie, Minnesota 55344		655 New York Avenue NW Washington, DC 20001
(Address of Principal Executive Offices) (Zip Code)		(Address of Principal Executive Offices) (Zip Code)
OPTUMCARE EXECUTIVE SAVINGS PLAN
(Full title of the plan)
Christopher R. Zaetta Executive Vice President and Chief Legal Officer
1 Health Drive Eden Prairie, Minnesota 55344		655 New York Avenue NW Washington, DC 20001
(Name and address of agent for service)
(800) 328-5979
(Telephone number, including area code, of agent for service)

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Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE
In accordance with General Instruction E to Form S-8, this registration statement incorporates by reference the contents of Registration Statement No. 333-234018 on Form S-8 filed by UnitedHealth Group Incorporated (the “Company”) on September 30, 2019 relating to the Optum Partner Services Executive Savings Plan, and the contents of Registration Statement Nos. 333-270278 and 333-286317 on Form S-8 filed by UnitedHealth Group Incorporated on March 3, 2023 and April 1, 2025, respectively, to register an additional $100 million and $200 million, respectively, in deferred compensation obligations under the OptumCare Executive Savings Plan, which amended, restated and renamed the Optum Partner Services Executive Savings Plan. This registration statement is being filed to register an additional $200 million in deferred compensation obligations under the OptumCare Executive Savings Plan. This registration statement consists of the facing page, this page, other required information, required opinions, consents and other exhibits, and the signature page.

i

PART II.
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
The Company incorporates by reference herein the following documents filed by it with the Securities and Exchange Commission (the “SEC”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), other than any portion of such documents or information therein deemed to have been furnished and not filed in accordance with SEC rules:
(a)    the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025;
(b)    the portions of the Definitive Proxy Statement on Schedule 14A for the 2026 Annual Meeting of Shareholders filed on April 21, 2026 incorporated by reference into the Annual Report on Form 10-K for the year ended December 31, 2025;
(c)    the Company’s Quarterly Report on Form 10-Q for the quarters ended March 31, 2026, filed with the SEC on May 5, 2026; June 30, 2026, filed with the SEC on August 10, 2026; and September 30, 2026, filed with the SEC on November 3, 2026;
(d)    the Company’s Current Reports on Form 8-K, filed on February 25, 2026, March 2, 2026 and June 5, 2026; and
(e)    the description of the Company’s Common Stock set forth in Exhibit 4.5 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, including any amendment or report filed for the purpose of updating such description.
In addition, the Company incorporates by reference all documents filed by it pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than, in each case, documents or information therein deemed to have been furnished and not filed in accordance with SEC rules, unless specifically incorporated by reference into this registration statement) subsequent to the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold. All such incorporated documents shall be deemed to be a part of this registration statement from the dates of filing of such documents.
Any statement contained in a document incorporated or deemed to be incorporated by reference into this registration statement shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in this registration statement or in any other subsequently filed document which also is or is deemed to be incorporated into this registration statement modifies or supersedes that statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 8. Exhibits.

Number	Description
4.1
OptumCare Executive Savings Plan (2021 Restatement) (incorporated by reference to Exhibit 4.1 to UnitedHealth Group Incorporated’s Registration Statement on Form S-8, SEC File Number 333-270278, filed on March 3, 2023).

4.2
First Amendment to OptumCare Executive Savings Plan (2021 Restatement) (incorporated by reference to Exhibit 4.2 to UnitedHealth Group Incorporated’s Registration Statement on Form S-8, SEC File Number 333-270278, filed on March 3, 2023).

4.3
Second Amendment to OptumCare Executive Savings Plan (2021 Restatement) (incorporated by reference to Exhibit 4.3 to UnitedHealth Group Incorporated’s Registration Statement on Form S-8, SEC File Number 333-270278, filed on March 3, 2023).

4.4
Third Amendment to OptumCare Executive Savings Plan (2021 Restatement) (incorporated by reference to Exhibit 4.4 to UnitedHealth Group Incorporated’s Registration Statement on Form S-8, SEC File Number 333-270278, filed on March 3, 2023).

4.5
Fourth Amendment to OptumCare Executive Savings Plan (2021 Restatement) (incorporated by reference to Exhibit 4.5 to UnitedHealth Group Incorporated’s Registration Statement on Form S-8, SEC File Number 333-286317, filed on April 1, 2025).

4.6	Fifth Amendment to OptumCare Executive Savings Plan (2021 Restatement).
5.1	Opinion of Faraz A. Choudhry, the Company’s Deputy General Counsel.
23.1	Consent of Faraz A. Choudhry, the Company’s Deputy General Counsel (included in Exhibit 5.1).
23.2	Consent of Deloitte & Touche LLP.
24.1	Power of Attorney.
107.1	Filing Fee Tables.

Item 9. Undertakings.
(a) The undersigned registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);
(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” table in the effective registration statement; and
(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.
(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Eden Prairie, State of Minnesota, on November 3, 2026.
UNITEDHEALTH GROUP INCORPORATED

By:	/s/ Stephen J. Hemsley
Stephen J. Hemsley
Chief Executive Officer
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on November 3, 2026.

Signature	Title

/s/ Stephen J. Hemsley	Director and Chief Executive Officer (principal executive officer)
Stephen J. Hemsley

/s/ Wayne S. DeVeydt	Chief Financial Officer (principal financial officer)
Wayne S. DeVeydt

/s/ Dennis A. Stankiewicz	Senior Vice President and Chief Accounting Officer (principal accounting officer)
Dennis A. Stankiewicz

*	Director
Charles D. Baker

*	Director
Timothy P. Flynn

*	Director
Paul R. Garcia

*	Director
Kristen L. Gil

*	Director
Scott M. Gottlieb, M.D.

*	Director
F. William McNabb III

*	Director
Valerie C. Montgomery Rice, M.D.

*	Director
John H. Noseworthy, M.D.

* The undersigned, by signing below, does hereby execute this registration statement on behalf of the directors of UnitedHealth Group Incorporated listed above pursuant to the Power of Attorney filed herewith as Exhibit 24.1.

By:	/s/ Faraz A. Choudhry
Faraz A. Choudhry
As Attorney-In-Fact